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                       FIRST AMENDMENT TO RIGHTS AGREEMENT

     THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (the "Amendment") is entered into as of August 1, 2005 by PolyMedica Corporation, a Massachusetts corporation (the "Company"), and EquiServe Trust Company, as Rights Agent (the "Rights Agent"), with respect to the Rights Agreement dated September 13, 2002 between the Company and the Rights Agent.

     WHEREAS, on September 12, 2002 the Board of Directors of the Company (the "Board") authorized and declared a dividend distribution of one Right for each share of Common Stock (as defined in the Rights Agreement) of the Company outstanding at the close of business on September 24, 2002 (the "Record Date"), and authorized the issuance of one Right for each share of Common Stock of the Company issued between the Record Date (whether originally issued or delivered from the Company's treasury) and the earlier of the Distribution Date or the Expiration Date, each Right initially representing the right to purchase one one-thousandth of a share of Series B Junior Participating Preferred Stock of the Company having the rights, powers and preferences set forth in the Certificate of Vote filed with the Secretary of the Commonwealth of the Commonwealth of Massachusetts, upon the terms and subject to the conditions set forth in the Rights Agreement (the "Rights");

     WHEREAS, no Distribution Date, as defined in Section 3(a) of the Rights Agreement, or Stock Acquisition Date, as defined in Section 1(ii) of the Rights Agreement, has occurred, and the Rights are currently redeemable;

     WHEREAS, Section 27 of the Rights Agreement provides that, so long as the Rights are redeemable, the Company may, and the Rights Agent shall (if directed by the Company), supplement or amend the Rights Agreement in any respect without the approval of any holders of Rights;

     WHEREAS, the Company intends to modify the terms of the Rights Agreement as set forth herein, and in connection therewith, is entering into this Amendment and directing the Rights Agent to enter into this Amendment;

     WHEREAS, the Board of Directors of the Company has approved this Amendment and authorized its appropriate officers to execute and deliver the same to the Rights Agent, and has directed the Rights Agent to execute this Amendment;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     Section 1(s) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

     "`Final Expiration Date' shall mean the close of business on August 10, 2005."


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     IN WITNESS WHEREOF,  the parties have duly executed this First Amendment to
Rights Agreement as of the date first written above.



                                        POLYMEDICA CORPORATION

                                        By: /s/ Devin J. Anderson
                                            --------------------------------
                                        Name: Devin J. Anderson
                                              ------------------------------
                                        Title: General Counsel & Secretary
                                               -----------------------------

                                        EQUISERVE TRUST COMPANY, AS RIGHTS
                                        AGENT

                                        By: /s/ Katherine Anderson
                                            --------------------------------
                                        Name: Katherine Anderson
                                              ------------------------------
                                        Title: Managing Director
                                               -----------------------------